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                                                                     EXHIBIT 15A


Texas Utilities Company:

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited condensed consolidated interim financial information of Texas Utilities Company for the periods ended June 30, 1995 and 1994, as indicated in our report dated August 8, 1995. Because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended June 30, 1995, is incorporated by reference in Registration Statement No. 33-55931 on Form S-3 and Registration Statements No. 33-59575, 33-59759 and 33-59961 on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.



DELOITTE & TOUCHE LLP
Dallas, Texas
August 8, 1995